Exhibit 99.1

CHAMPION ANNOUNCES FIRST QUARTER RESULTS FOR 2012

Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced a first quarter 2012 net loss of $(86,000) or $(0.01) per share on a basic and diluted basis. This compares to net income of $73,000 or $0.01 per share on a basic and diluted basis for the three months ended January 31, 2011.

Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our first quarter of 2012 represented a relative stabilization of overall revenues when compared to the first quarters of the prior two years. Our income from operations was down from 2011 levels but our gross margin dollars and percent increased. Our SG&A increases were higher due in part to higher costs associated with various facets of our Limited Forbearance Agreement with syndicated bank lenders. The key for us in 2012 will be to continue to focus on our cost structure while assuring we provide an adequate infrastructure to support our sales initiatives. To accomplish this we must get better and more efficient in all components of our business.”

Revenues for the three months ended January 31, 2012 were $31.6 million compared to $31.8 million in the same period in 2011. This change represented a decrease in revenues of $0.2 million or 0.8%. The printing segment experienced flat sales while the office products and office furniture segment experienced a decrease of $0.1 million or 1.8%. The newspaper revenues for the quarter were flat at approximately $3.9 million for each period.

At January 31, 2012, the Company had approximately $47.4 million of interest bearing debt, of which $44.4 million is syndicated. The syndicated debt has been reduced by approximately $41.1 million since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 48% in a period less than 4.5 years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios. The Company was not in compliance with these covenants at October 31, 2011 and January 31, 2012 and therefore the Company is currently operating under the provisions of a Limited Forbearance Agreement, which expires April 30, 2012.

Mr. Reynolds concluded, “We have started the year out in a reasonable direction towards achieving targeted results for 2012. There is much work ahead of us as we work through the provisions of our Limited Forbearance Agreement and strive to achieve targeted results. However, I believe the end result of our efforts will show the potential for a much leaner and focused organization that will provide the same great products and services we have for decades.”

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 24,000 and 30,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three Months ended January 31,
	2012	2011
Total Revenues	$31,601,000	$31,842,000
Net (loss) income	$(86,000)	$73,000
Per share data:
Net (loss) income:
Basic and diluted	$(0.01)	$0.01
Weighted Average Shares outstanding:
Basic	11,300,000	9,988,000
Diluted	11,300,000	9,988,000

Contact: Todd R. Fry, Senior Vice President and Chief Financial Officer at 304-528-5492